STOCKHOLDERS' AGREEMENT



                  This Stockholders' Agreement ("Agreement") is entered into as of November 22, 2005, by and among Therma-Wave, Inc., a Delaware corporation (the "Company"), and the parties set forth on Exhibit A hereto (each a "Purchaser" and collectively, the "Purchasers").

                                    Recitals


                  WHEREAS, it is a condition to the closing of the sale of the Company's Series B Convertible Preferred Stock to the Purchasers pursuant to the Stock Purchase Agreement of even date herewith (the "Purchase Agreement") that the parties hereto enter into this Agreement to make certain provisions with respect to the Company's organization and governance.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

                                    SECTION 1
                                   DEFINITIONS
1.1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

                  "Affiliate" has the meaning set forth in Regulation D under the Securities Act of 1933.

                  "Board" means the Board of Directors of the Company.

                  "Change of Control" means any of the events described below:

                  (1) The occurrence of any event that would, if known to the Company's management, be required to be reported by the Company under Item 5.01(a) of Form 8-K pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"); or

                  (2) The acquisition or receipt, in any manner, by any person (as defined for purposes of the Exchange Act) or any group of persons acting in concert, of direct or indirect beneficial ownership (as defined for purposes of the Exchange Act) of fifty percent (50%) or more of the combined voting securities ordinarily having the right to vote for the election of directors of the Company; provided that the following shall not constitute a Change in
Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company or any of its affiliates, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates; or

                  (3) A change in the constituency of the Board with the result that individuals (the "Incumbent Directors") who are members of the Board as of the date of this Agreement cease for any reason to constitute at least a majority of the Board; provided that any individual who is elected to the Board after the date of this Agreement and whose nomination for election was unanimously approved by the Incumbent Directors shall be considered an Incumbent Director beginning on the date of his or her election to the Board; or

                  (4) Consummation of a merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger, consolidation or reorganization; or

                  (5) A complete liquidation or dissolution of the Company;

                  (6) A sale, exchange or other disposition or transfer of all or substantially all of the Company's business or assets, other than pursuant to a spin-off or comparable transaction in which the transferee is controlled by the Company or its existing stockholders immediately prior to such transfer; or

                  (7) execution of a binding agreement with respect to a transaction that, if completed, would constitute or result in a Change in Control.

                  "Common Stock" means the common stock, $0.01 par value per share, of the Company.

                  "GAAP" means United States generally accepted accounting principles.

                  "Holders" means the Purchasers and their respective
Affiliates.

                  "Person" means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

                  "Permitted Transferee" means (i) any affiliate of a Purchaser,
(ii) any successor entity that succeeds to all or substantially all of the assets of transferor,(iii) any limited partner, general partner or limited liability company member who receives a distribution from a Purchaser, (iv) any Person with at least $25.0 million in assets whose primary purpose is to invest in other entities or securities, including registered and unregistered investment companies and investment funds, financial institutions and other investment or financial entities (a "Financial Entity"), and (v) any Person following such time as the Purchasers are entitled to an additional director pursuant to Section 2.1(a)(iii) hereof, but without giving effect to any limitation imposed by the proviso in Section 2.1(a)(iii).

                  "Preferred Stock" means the Series B Convertible Preferred Stock, par value $0.01 per share, of the Company.

                  "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.


                                   SECTION 2
                               BOARD OF DIRECTORS
2.1. Board Composition.

      (a) Effective at the closing of the sale of the Company's Series B Convertible Preferred Stock to the Purchasers pursuant to the Purchase Agreement, the Purchasers shall be entitled to designate members to the Board (the "Purchaser Designees"), as follows: (i) one individual designated by North Run Master Fund, LP (the "North Run Designee"), (ii) one individual designated collectively by Deephaven Relative Value Equity Trading Ltd and Deephaven Long Short Equity Trading Ltd (the "Deephaven Designee"); and (iii) in the event the Company's cash and cash equivalents, determined in accordance with GAAP applied consistently with the Company's past practice, are less than $15.0 million as of the end of a fiscal quarter as reported on the Company's balance sheet included in Form 10-Q or Form 10-K for such quarter, the holders of a majority of Preferred Stock shall be entitled to designate one additional director (or such greater number as may be required such that the aggregate number of directors designated pursuant to this Section 2.1 equals the minimum number of directors necessary such that the aggregate number of directors equals at least thirty percent (30%) of the then sitting board members); provided, however, that notwithstanding the foregoing, in no event shall the percentage of board seats that holders of Preferred Stock are entitled to elect exceed their proportion of ownership of voting securities of the Company. Notwithstanding the foregoing, any individual (or individuals) to be nominated or elected to the Board pursuant to this Agreement that is designated by an initial Purchaser or a Permitted Transferee (pursuant to sections (i) - (iv) of the Permitted Transferee definition) shall be appointed only after reasonable consultation, review and discussion with the Company's board of directors and its nominating committee. The Company agrees that its review process for the initial designees shall be completed no later than December 9, 2005. Any individual or individuals to be nominated or elected to the Board pursuant to this Agreement by a Permitted Transferee pursuant solely to section (v) of the Permitted Transferee definition must first be reasonably acceptable to a majority of the existing directors (excluding the North Run Designee and the Deephaven Designee), who shall not unreasonably withhold or delay their approval of such individual.

     (b) Notwithstanding the foregoing, (i) in the event the Purchasers together hold less than 50% of the number of shares of Preferred Stock originally purchased by them pursuant to the Purchase Agreement, the holders of a majority in interest of the Preferred Stock shall be entitled to elect a single director (and the Purchasers shall cause any director nominated pursuant to Section 2.1(a) and not reelected pursuant to this section to promptly tender his or her resignation from the Board) and (ii) in the event the Purchasers together hold less than 20% of the number of shares of Preferred Stock originally purchased by them pursuant to the Purchase Agreement, the rights set forth in this Section 2.1 shall terminate and Purchasers shall cause any director elected pursuant to Section 2.1(a) to promptly tender his or her resignation from the Board. In the event that any Purchaser Designee fails to deliver his or her resignation as may be required by this Section 2.1(b), the Company and the Purchasers shall be entitled to take all necessary and appropriate action to cause such Purchaser Designee to be removed.

     (c) The Company shall take all actions reasonably necessary and requested by any other stockholder within its control (including, without limitation, calling special board and stockholders' meetings) so that the Purchaser Designees shall be elected to or removed from the Board as provided in this Section 2.1. The Company shall cause its Board of Directors to take all action necessary to appoint directors designated pursuant to this
Section 2.1 to the Compensation Committee and Audit Committee and each other committee as such directors may reasonably request, so that the directors will have representation on each such committee proportional to their representation on the Board, unless outside counsel has provided written advice that such membership is prohibited by applicable law or the rules of the Nasdaq Stock Market. The Company shall pay the reasonable out-of-pocket travel, lodging and other related expenses of all directors elected pursuant to this Section 2.1 incurred in connection with attendance at meetings of the Board or any committee thereof.

     (d) If a vacancy of a position held by a Purchaser Designee occurs or exists on the Board at any time and for any reason, including but not limited to a vacancy because of the death, disability, retirement, resignation or removal of any director for cause or otherwise, then the Purchaser who originally designated such director pursuant to this Section 2.1 shall have the sole right to designate an individual to fill such vacancy (provided such Purchaser is still entitled to designate a member to the Board thereunder), and the Company shall take all reasonable steps to elect such nominee to fill such vacancy.

     (e) At the request of the entity designating a Purchaser Designee and only if such Purchaser is still entitled to designate a Board member pursuant to
Section 2.1 hereof, the Company shall (x) use all reasonable efforts to
(i) seek action by written consent as promptly as practicable following such request to remove such Purchaser Designee, or (ii) if action by written consent of stockholders is not then permitted by the certificate of incorporation and bylaws of the Company, the Company may, in its sole discretion, cause a special meeting of stockholders to be held proposing the removal of such Purchaser Designee and (y) to the extent permitted by law and to the extent an action by written consent is sought or a special meeting of stockholders is called pursuant to this paragraph, use all reasonable efforts to solicit from stockholders of the Company eligible to vote for the election of directors proxies to remove such Purchaser Designee.

                                    SECTION 3
                              TRANSFER RESTRICTIONS
3.1. Transfer Restrictions. Prior to the second anniversary of the date of the original issuance of Preferred Stock to the Stockholders, except as approved by the Board (excluding the directors nominated pursuant to Section 2.1 above), each Purchaser and each Permitted Transferees agrees that it shall not sell or otherwise transfer or agree to sell or otherwise transfer (a "Transfer") any shares of Preferred Stock except to a Permitted Transferee; provided, however, that the foregoing restrictions shall not restrict the Purchaser from transferring at anytime and without consent, any or all of its shares of Common Stock.

3.2. Certain Transferees to Become Parties. Any transferee receiving Preferred Stock in a Transfer pursuant to Section 3.1 shall sign and delivery to the Secretary of the Company a counterpart to this Agreement in substantially the form attached hereto as Exhibit B.

                                   SECTION 4
                                  MISCELLANEOUS
4.1. Waivers and Amendments, Termination. The rights and obligations of the Company and the Purchasers hereunder may only be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended with the written consent of the Company and Purchasers. This Agreement shall terminate at such time all Preferred Stock is converted into Common Stock or earlier if following the effectiveness of a Change of Control the Stockholders, in aggregate, own ten percent (10%) or less of the outstanding capital stock of the surviving entity, assuming the conversion of all convertible securities and exercise of all options and warrants whose exercise price equals or exceeds the fair market value of the underlying securities immediately following the effectiveness of such Change of Control.

4.2. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

4.3. Successors and Assigns. This Agreement shall be binding on each party hereto with respect to all shares of Preferred Stock now or hereafter held by each Holder. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Neither this Agreement nor any right or obligation hereunder is assignable by any party except with the prior written consent of the other party or parties; provided, however, each Holder may assign or transfer any or all of its rights under this Agreement to a Permitted Transferee in connection with a transfer of Preferred Stock pursuant to Section 3; and provided further that upon a Change of Control, this Agreement and all rights or obligations hereunder may be assigned by the Company only to the surviving entity without the prior written consent of the other party or parties.

4.4. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement supersedes all prior and inconsistent agreements and understandings between and among any of the parties hereto.

4.5. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), commercial (including Federal Express) or U.S. Postal Service overnight delivery service, or deposited in the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:


If to the Company, addressed to:

Therma-Wave, Inc.
1250 Reliance Way
Fremont, CA  94539
Attn:  Chief Financial Officer
Telecopier:  510-656-3852

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA  94304
Attn:  Matthew Sonsini
Telecopier:  650-493-6811

If to any Holder, at the address set forth on Exhibit A

with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA  02110
Attn:  Julie H. Jones
Telecopier:  617-951-7050


Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the date (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent, if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Pacific Standard Time and, if sent after 5:00 p.m. Pacific Standard Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

4.6. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

4.7. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

4.9. Remedies.

     (a) The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its rights to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have at law or in equity.

     (b) Without limitation of the foregoing, the parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.
(c) Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

4.10. Legends. The Purchaser agrees that the certificates for the Preferred Stock shall bear the following legend:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The legend set forth above shall be removed from the certificates for the Preferred Stock following the second anniversary of the date of the original issuance of Preferred Stock to the Stockholders.

4.11. No Grant of Proxy, Not a
Voting Trust. This Agreement does not grant any proxy and should not be interpreted as doing so. Nevertheless, should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement. This Agreement is not a voting trust governed by Section 218 of the Delaware General Corporation Law and should not be interpreted as such.

4.12. No Third Party Beneficiary. There are no third party beneficiaries of this Agreement.

         IN WITNESS WHEREOF, the Company and the Purchasers have executed this Agreement as of the date first set forth above.

                        "Company"

                        Therma-Wave, Inc.

                        By: ____________________________
                        Name:  Boris Lipkin
                        Title: Chief Executive Officer

                        "Purchasers"

                        North Run Master Fund, L.P.

                        By:  North Run GP, LP, its General Partner

                        By:  North Run Advisors, LLC, its General Partner



                        By: ________________________
                            Thomas B. Ellis, Member

                        By: ________________________
                            Todd B. Hammer, Member



                        Deephaven Relative Value Equity Trading Ltd.
                        By:      /s/ Colin Smith
                        Name: Colin Smith
                        Title:  CEO



                        Deephaven Long Short Equity Trading Ltd.
                        By:      /s/ Colin Smith
                        Name: Colin Smith
                        Title:  CEO

                                    EXHIBIT A

                         NAME AND ADDRESS OF PURCHASERS

Name

North Run Master Fund, L.P.
One International Place - Suite 2401
Boston, MA  02110

Deephaven Relative Value Equity Trading Ltd
130 Cheshire Parkway, Suite 102
Minnetonka, MN  55305

Deephaven Long Short Equity Trading Ltd
130 Cheshire Parkway, Suite 102
Minnetonka, MN  55305

                                    EXHIBIT B

                      COUNTERPART TO STOCKHOLDERS AGREEMENT

         Reference is made to that certain Stockholders' Agreement dated as of November ___, 2005, by and among Therma-Wave, Inc. and the Stockholders party thereto (as amended from time to time, the "Agreement"). As a proposed recipient of shares of stock covered by the Agreement, the undersigned hereby acknowledges and agrees that such shares upon receipt shall remain subject to all of the terms and provisions of the Agreement and all rights and obligations thereunder arising prior to such receipt, and the undersigned hereby agrees to be bound by all of the terms and provisions of the Agreement. The undersigned hereby joins and executes said Agreement, hereby authorizing this Counterpart to be attached thereto.

         Dated this ______ day of _____________, 20___.



                                   Signature:

                                             ----------------------------
                                   Print Name:

                                             ----------------------------

                                   Address for Notice:

                                             ----------------------------